Exhibit 10.1

TYME TECHNOLOGIES, INC.

44 Wall Street – 12th Floor

New York, New York 10005

August 1, 2017

Jonathan Eckard

Dear Jonathan:

This letter (this “letter agreement”) sets forth our agreement with respect to your employment with Tyme Technologies, Inc., a Delaware corporation (the “Company,” “we” or “us” as applicable).

1. Employment. Provided that you execute this letter agreement, you will be employed by the Company upon the terms and conditions set forth in this letter agreement for the period effective on August 1, 2017 (the “Effective Date”) and ending as provided in Section 4 (the “Employment Period”).

2. Position and Duties. During the Employment Period, you will serve as Chief Scientific Affairs Officer of the Company and will have the usual and customary duties, responsibilities and authority of a person in such position and such other duties assigned to you by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (the “CEO”), in all cases that are consistent with your position. You will report directly to the CEO. Except as otherwise provided herein, you will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such position. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time including, but not limited to, Tyme Inc., a Delaware corporation, and Luminant Biosciences, LLC (collectively, all such subsidiaries and/or other “affiliates” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended) shall be referred to as the “Affiliates”).

3. Compensation.

(a) During the Employment Period, your base salary will be $200,000.00 per annum (the “Base Salary”), such base salary to be prorated during partial years of employment and payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. Upon completion of any equity offering that results in net proceeds to the Company of at least $10,000,000 (a “Qualified Offering”), you will be entitled to a bonus equal to $155,000 (the “Qualified Offering Amount”) multiplied by the number of years you have been employed by the Company on the date of the Qualified Offering (prorated for partial years of employment) (the “Qualified Offering Bonus”). The Qualified Offering Bonus will be subject to withholding and other payroll taxes and will be paid in a lump sum as soon as administratively possible following the date of the Qualified Offering but in no event later than March 15th of the year following the calendar year in which the Qualified Offering is completed. Following the occurrence of a Qualified Offering, your Base Salary will be increased to $355,000 per annum payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. The Base Salary and Qualified Offering Amount may be reviewed annually (beginning on or about January 1, 2018) by the Board in its sole discretion; provided, however, that your Base Salary and Qualified Offering Amount shall not be decreased by the Board.

(b) You will also be entitled, conditioned upon your continued employment with the Company or one of the Affiliates through and including the applicable date of payment, to receive a performance bonus based upon Board-determined satisfaction of individual and Company goals to be established by the Board (your “Performance Bonus”), in such amount(s), for such period(s) and based on such criteria as determined from time to time by the Board in the Board’s sole discretion. The Board shall establish a Performance Bonus plan during first or second quarter of the Company fiscal year ending on March 31, 2018.

(c) In connection with your entering into this letter agreement, we shall grant to you, within four business days following the Effective Date (the “Grant Date”), under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), an option (the “Option”) to purchase up to 500,000 shares (each, an “Option Share”) of the common stock, par value $0.0001 per share (the “Common Stock”). The Option shall be evidenced by a Stock Option Agreement in the form attached as Exhibit A to this letter agreement (the “Stock Option”). The Option shall contain a per Option Share purchase (exercise) price on the Grant Date as set forth in the Stock Option and shall be consistent with the 2015 Plan. The Option shall have a term of ten years and shall vest according to the following schedule: (1) 50,000 shares shall vest on the Grant Date; and (2) the remaining 450,000 shares shall vest in four equal annual installments beginning on the one-year anniversary of the Grant Date (each, a “Vesting Date”), provided that you are employed by the Company on the relevant Vesting Date, and otherwise subject to the provisions of the 2015 Plan. For the avoidance of doubt, in the event you terminate employment with the Company prior to full vesting of the Option, the unvested portion of the Option will expire and terminate in full as of such termination and you will not have any right to exercise the unvested portion of the Option; provided, however, that if such termination is a termination by the Company without Cause under Section 5(a) below, the portion of the Option that would have vested on the next Vesting Date but for such separation without Cause shall vest. The number of Option Shares and purchase price shall be adjusted in the event of any stock splits, mergers, consolidations or similar transactions. In the event of any conflict between the provisions of this paragraph 3(c) and the provisions of the Stock Option, the provisions of the Stock Option shall govern.

(d) During the Employment Period, you will be entitled to participate in all employee benefit programs, including without limitation health/medical insurance, for which senior executive employees of the Company are generally eligible, subject to applicable law and the terms of the applicable plans and policies, as may be amended from time to time, in the sole discretion of the Board. The Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law. During the Employment Period, you will be entitled to four weeks paid vacation during each calendar year, with such vacation time pro-rated for any partial years during the Employment Period; provided, however, that no carry-over of unused vacation time shall be permitted and no compensation shall be paid for any such unused vacation time, unless applicable law requires otherwise.

(e) The Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period, provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”), and provided further any Expense in excess of $1,000 shall require advance approval of the CEO.

4. Termination. The Employment Period shall begin on the Effective Date and will end on the one-year anniversary thereof (the “Expiration Date”), unless sooner terminated as provided below or extended as provided below. Unless the Employment Period has been terminated in accordance with the following sentence of this Section 4 or one party has given at least 60 days’ advance, written notice that you or the Company seek to terminate the employment arrangement on the Expiration Date, the Expiration Date shall automatically be extended by one additional year. Notwithstanding the foregoing, the Employment Period (i) will terminate automatically upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in Section 5(f) below) delivered to you as a result of your Disability (as defined in Section 5(h) below), (iii) may be terminated by the Company at any time for Cause (as defined in Section 5(g) below) or without Cause and (iv) may be terminated by you with or without Good Reason (as defined in Section 5(i) below) upon written notice.

5. Severance.

(a) If the Employment Period is terminated by the Company without Cause or by you for Good Reason, you will be entitled to receive (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 5(f) below) and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, (iii) an amount equal to one-half of your Base Salary, as in effect at the time of your separation, which shall be payable in the same amounts and at the same intervals as such payments would have been made if still employed, (iv) any unpaid Expenses as of the Termination Date, and (v) accelerated vesting, if applicable, as provided in Section 3(c) above. Upon delivery of the payments and benefits described in this Section 5(a), the Company shall have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company, except where required by applicable law. The Company’s obligation to make the payments and provide the benefits to you described in clauses (iii) and (v) of this Section 5(a) is conditioned upon your executing and delivering, no later than 21 days after it is provided to you (or such greater time as may be required by applicable law), and not timely revoking, a release relating to your employment by the Company in favor of the Company, its Affiliates and their respective stockholders, officers, members, managers, directors, employees, and subsidiaries substantially in the form attached as Exhibit B.

(b) If the Employment Period is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date. Upon delivery of the payment described in this Section 5(b), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company, except where required by applicable law.

(c) If the Employment Period is terminated upon your Disability or death, the Company will pay you or your estate or succession, whichever is applicable, (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date. Upon delivery of the payments described in this Section 5(c), the Company shall have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company, except where required by applicable law.

(d) If the Employment Period concludes on the one-year anniversary of the Effective Date by reason of non-renewal of the Employment Period, the Company’s timely election not to extend the Employment Period, or on the second anniversary of the Effective Date by reason of the natural end of the Employment Period, the Company will pay you (i) your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date and remains unpaid, (ii) any fully earned and declared but unpaid Performance Bonus as of the Termination Date, and (iii) any unpaid Expenses as of the Termination Date. Upon delivery of the payments described in this Section 5(d), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company, except where required by applicable law. For clarity, upon any termination pursuant to this Section 5(d), you shall not be entitled to any vesting of the Option except for such vesting that occurs on or before the Expiration Date.

(e) Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the earlier of the date of such termination and your last day of active service. In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this letter agreement.

(f) Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to you. For purposes of this letter agreement, “Termination Date” means (i) if the Employment Period is terminated by your death, the date of your death, (ii) if the Employment Period is terminated upon your Disability, by the Company or by you, the date specified in the Notice of Termination (which may not be earlier than the date of such Notice), (iii) upon any non-renewal (effective on the one-year anniversary of the Effective Date) or natural expiration (effective on the second anniversary of the Effective Date) of the Employment Period, such applicable anniversary of the Effective Date, and (iv) for any other termination by the Company or you, the date specified in the Notice of Termination (which may not be earlier than the date of such Notice). Notwithstanding anything contained herein to the contrary, any termination of the Employment Period by you must be communicated to the Company no less than 30 days prior to the intended Termination Date.

(g) For purposes of this letter agreement, “Cause” means any one of the following: (i) a breach by you of this letter agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony or other crime that, in the Company’s reasonable judgment, impacts your suitability for employment, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of its Affiliates, (iv) any conduct by you in material violation of Company policy, (v) any conduct by you that is materially detrimental to the reputation of the Company or any of its Affiliates, (vi) your misappropriation of funds of the Company or any of its Affiliates, (vii) your gross negligence or willful misconduct, (viii) your failure or refusal to comply with written directions of the Board or CEO, (ix) your making statements or other communications to analysts, regulatory authorities, the press or other third parties that are unauthorized or inconsistent with the instructions of the Board or the CEO, (x) your making statements or other communications to analysts, regulatory authorities, the press or other third parties inconsistent with the Company’s approved, publicly disclosed strategies, or that would cause competitive or regulatory harm to the Company in the Board’s discretion, but in all cases except where such statement is approved in advance by the Board or protected by applicable law, (xi) your engaging in conduct involving an act of moral turpitude, (xii) a breach of your duty of loyalty to the Company or its Affiliates, or (xiii) your misrepresentation of your prior professional or academic standing, credentials or accomplishments.

(h) For purposes of this letter agreement “Disability” means any accident, sickness, incapacity or other physical or mental condition that prevents you, with or without accommodation, from performing the essential functions of your position for either (i) 90 consecutive days or (ii) 120 days during any period of 365 consecutive days, in all cases consistent with applicable law. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above.

(i) For purposes of this letter agreement, “Good Reason” means the failure of the Company to make all payments due you under this letter agreement and the continuation thereof for more than 30 calendar days after your notice to the Company of such failure and demand for such outstanding payment(s).

6. Confidential Information.

(a) You will not disclose or use at any time any Confidential Information (as defined below in Section 6(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of its Affiliates or (iii) rights under any agreement with the Company or any Affiliates.

(b) You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or its Affiliates which you may then possess or have under your control.

(c) As used in this letter agreement, the term “Confidential Information” means information that is not generally known or available to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its or their businesses, including but not limited to (i) information, observations and data concerning the business or affairs of the Company or its Affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, designs, photographs, artwork and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) Company product and product candidate formulae and any trade secrets with respect to such products and product candidates, including formulations, chemical compositions, mechanisms of action and medical dosages, and (xv) all similar and related information in whatever form. Confidential Information shall also include all patient information, data and other Protected Health Information (“PHI”), as that term is defined in 45 CFR parts 160 and 164.

(d) Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of any specific Confidential Information (other than PHI) if such Confidential Information:

(i) is in the public domain or becomes publicly known in the industry in which the Company operates or is disclosed by the Company other than as the result of a breach of this letter agreement or any other agreement by you; or

(ii) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company as much advance notice as is reasonably possible of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

(e) Additionally, notwithstanding any other provision of this Agreement, you understand that:

(i) You will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for any disclosure of Confidential Information that:

(A) you make: (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (z) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law you may disclose Confidential Information to your attorney and use the Confidential Information in the court proceeding if you:

(A) file any document containing the Confidential Information under seal; and

(B) do not disclose the Confidential Information, except pursuant to court order.

7. Inventions and Patents. You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos, medicinal and product candidate formulations and dosages, chemical compositions, mechanisms of action, medical procedures and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its Affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including, but not limited to, any patent applications, patents, trademark, trade name and service mark applications or registrations, copyrights and applications and reissues thereof that may be granted for or upon any of the foregoing, as well as any improvements to any inventions, technology, or trade secrets of the Company (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or its Affiliates. For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of its Affiliates shall be the sole owner of all right, title and interest in such Work Product, including all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically and hereby conveyed, assigned and transferred to the Company pursuant to this agreement. You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product. You will take reasonable steps to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

8. Non-Compete; Non-Solicitation; Non-Disparagement.

(a) You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Company and its Affiliates and that your services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, you agree that, during the Restriction Period (as defined in Section 8(b) below) and for a period of eighteen months following such Restriction Period, you will not (x) anywhere in the United States or anywhere the Company or any of its Affiliates conducts business or (y) anywhere the Company or any of its Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity:

(i) own, manage, operate, provide services to, consult with, provide financing to, join, control or participate in the ownership, management, operation or control of, or the provision of financing to, any business wherever located (whether in corporate, proprietorship or partnership form or otherwise), if such business is engaged in the business of manufacturing, marketing, sale, research or development of pharmaceuticals for cancer utilizing a methodology or mechanism that is similar to methodologies or mechanisms used by the Company (collectively, “Specified Therapies”); provided, however, that this Section 8(a)(i) shall not prohibit you from working, after the Restriction Period for an entity that engages in the manufacture, sale, marketing or distribution of pharmaceutical products so long as neither you nor such employer is involved in the manufacturing, marketing, sale or research or development of therapeutics or pharmaceuticals for any of the Specified Therapies.

(ii) say anything or otherwise communicate to a competitor, actual or potential customer of the Company or any Affiliate, the media, or other third party which is harmful to the reputation of the Company or any of its Affiliates or which could be reasonably expected to lead any person to cease to deal with the Company or any of its Affiliates on substantially equivalent terms to those previously offered or at all.

(b) For purposes of this letter agreement, “Restriction Period” means (i) the Employment Period and any other period during which you are employed by the Company or any of its Affiliates, whether pursuant to this Agreement or otherwise, and (ii) a period of six months following your separation from employment, regardless of the reason for your separation and whether caused by you or the Company.

(c) Nothing in Section 8(a) will prohibit you from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation.

(d) During the Restriction Period and for a period of two years following the Restriction Period, you also will not:

(i) induce or attempt to induce any customer, supplier or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any Affiliates, on the other hand;

(ii) engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any Affiliates or any person was an employee, officer or manager of, or consultant to, the Company or any Affiliates, if he or she has been in such a role at any time within the immediately prior three months; or

(iii) assist any individual or entity to engage in the conduct referenced in clauses (i) and (ii) immediately above.

(e) The Company, on behalf of itself and all Affiliates, agrees that during the Restriction Period and during the two-year period thereafter, they and their executive officers (or other persons acting on their behalf) will not say anything which is harmful to your reputation or which could be reasonably expected to lead any person to cease to deal with you or engage you in any consulting or employment position; provided, however, that the restriction in this sentence shall not include statements made internally within the Company or any Affiliates, statements made to their attorneys or other business advisors, for legitimate business purposes, or statements made to any third party in related to the restrictions contained in this Section 8.

(f) You acknowledge that your agreement to the provisions of this Section 8 is in consideration of, and a condition precedent to, your employment with the Company and your receipt of the payments described in Section 3. Further, you acknowledge that the restrictions contained in this Section 8 are in addition to, and not in lieu of, restrictions contained in other applicable agreements, including the Stock Option attached as Exhibit A.

9. Enforcement.

(a) Because the employment relationship between you and the Company is unique and because you have access to Confidential Information, you acknowledge and agree that (i) the covenants set forth in Sections 6 and 8 are reasonable and necessary in order to protect the legitimate interests of the Company and you are receiving adequate consideration hereunder; (ii) the Company will not have any adequate remedy at law if you violate the terms hereof or fail to perform any of my obligations under Sections 6 or 8; (iii) money damages would be an inadequate remedy for any breach of Section 6 or 8 of this letter agreement, and your breach of Section 6 or 8 will constitute irreparable harm and injury to the Company for which it has no adequate remedy at law; and (iv) the Company shall have the right, in addition to any other rights it may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without posting a bond or other security) to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any of the other obligations under Sections 6 or 8 of this Agreement, as well as to obtain damages, costs and reasonable attorneys’ fees incurred by the Company in enforcing its rights under this letter agreement and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(b) If you violate any of the restrictions or obligations contained in Section 8, then the Restriction Period and any applicable period following the Restriction Period shall not run in your favor from the time of the commencement of any such violation until such time as such violation shall be cured by you, and the restrictions contained in that Section will be extended for a period equal to the period that you were in breach.

(c) You acknowledge and agree that if you breach any of the provisions of this letter agreement, the Company will have the right and remedy to require you to account for and pay over to the Company or its designee, all compensation, profits, monies, accruals, increments or other benefits you derive or receive as a result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(d) Sections 6 and 8 of this letter agreement will expressly survive termination of this agreement. You acknowledge and agree that (i) any claims that you may have against the Company will not be a defense to enforcement of the restrictions set forth in Sections 6 or 8 and (ii) the circumstances of your termination of employment with the Company will have no impact on your obligations under Sections 6 or 8.

10. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (i) upon delivery, if delivered personally to the recipient, against written receipt therefor, or (ii) upon the first business day after the date sent, if sent priority next-day delivery to the intended recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Steve Hoffman, Chief Executive Officer

Tyme Technologies, Inc.

44 Wall Street – 12th Floor

New York, New York 10005

and with a copy to:

Drinker Biddle & Reath LLP

105 College Road East, P.O. Box 627

Princeton, NJ 08542-0627

Attention: Jim Biehl, Esq.

If to you, to the address shown on the first page.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient. Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 10.

11. Representations and Warranties. You hereby represent and warrant to the Company that (a) all information provided by you to the Company through or in connection with any employment questionnaire is true and accurate in all respects and does not omit any material information necessary to make such furnished information not misleading, (b) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (c) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement, (d) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you enforceable in accordance with its terms and (e) you are fully able to perform those services described in this letter agreement. The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement by the Company does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement by the Company and you, this agreement will be a valid and binding obligation of the Company enforceable in accordance with its terms.

12. Lock-Up Agreement. In connection with a registration with the United States Securities and Exchange Commission under the Securities Act of the public sale of shares of Common Stock, you shall not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time prior to the effective date of such registration and continuing through and following the effective date of such registration (not to exceed 180 days) as the Company or the underwriters, as the case may be, shall specify. You agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section. You shall execute a form of agreement reflecting the foregoing restrictions as requested by the underwriters managing such offering.

13. General Provisions.

(a) No Interference. For clarity, the Company confirms that nothing in this letter agreement is intended to prevent, impede or interfere with your right, without notice to the Company, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; or (c) testify truthfully in any court or administrative proceeding.

(b) Severability. It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) Complete Agreement. This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Except as specified herein, you have no other rights with respect to service for or employment by the Company.

(d) Successors and Assigns. This letter agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and may be assigned by the Company and its successors to any Person, including, but not limited to, any successor or parent of the Company or any Affiliate. The Company also may assign this letter agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Employee expressly consents to the assignment of the restrictions and requirements set forth in this letter agreement to any new owner of the Company’s business, purchaser of the Company or any other permitted assignee, and any such assignment (even if involving a termination and rehiring for official purposes) shall not constitute a termination without Cause hereunder. Employee may not assign, pledge, or encumber Employee’s interest in this Agreement, or any part thereof, without the written consent of the Company.

(e) Governing Law. This letter agreement will be governed by and construed in accordance with the domestic laws of New York, without giving effect to the choice of law provisions thereof. The parties agree that the exclusive venue for all disputes under this agreement shall be the federal and state courts sitting in New York County, New York.

(f) Amendment and Waiver. The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

(g) Headings. The section headings contained in this agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this agreement.

(h) Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(i) 409A Provision.

(i) For purposes of this letter agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. The Company and you intend that this letter agreement comply in form and operation with the requirements of Section 409A. To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this letter agreement or any actions taken pursuant to their operation of this letter agreement in order to comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(ii) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

* * *

If this letter agreement correctly expresses our mutual understanding, please sign and date this letter agreement at the signature block on the succeeding page, and return it to us.

Very truly yours,

Tyme Technologies, Inc.

By:	/s/ Steve Hoffman
Name: Steve Hoffman
Title: Chief Executive Officer

The terms of this letter agreement are

accepted and agreed to as of the date

first set forth above by:

/s/ Jonathan Eckard
Jonathan Eckard

EXHIBIT A

Form of Stock Option Agreement

Tyme Technologies, Inc.

Nonqualified Stock Option Agreement

Tyme Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”), has granted to Jonathan Eckard (the “Optionee”) a nonqualified stock option (the “Option”) to purchase a total of 500,000 shares (each, a “Share”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company, at an exercise price of $4.31 per Share (the “Exercise Price”), on the terms and conditions set forth in this Option Agreement (this “Agreement”) and, in all respects, subject to the terms and conditions of the Plan. The effective date of grant of the Option is August 1, 2017 (the “Date of Grant”). Unless otherwise defined herein, the capitalized terms defined in the Plan shall have the same defined meanings in this Agreement.

1. Duration. Subject to the earlier termination as provided in this Agreement or under the Plan, the Option shall expire and shall no longer be exercisable as of the close of business on August 1, 2027 (the “Termination Date”).

2. Written Notice of Exercise. The Option may be exercised only by delivering to the President or Secretary of the Company, at the Company’s principal executive offices, of a written notice of exercise substantially in the form described in paragraph 8(b) of this Agreement, accompanied by this Agreement.

3. Anti-Dilution Provisions.

(a) If there is any stock dividend, stock split or combination of shares of Common Stock, the number and amount of Shares then subject to the Option shall be proportionately and appropriately adjusted as determined by the Committee, whose determination shall be final, conclusive and binding upon Optionee and the Company.

(b) If there is any other change in the Common Stock, including a recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the Shares then subject to the Option as the Board of Directors or Committee may deem equitable, and whose determination shall be final, conclusive and binding upon Optionee and the Company. Failure of the Board of Directors or the Committee to provide for an adjustment pursuant to this paragraph 3(b) prior to the effective date of any Company action referred to in this paragraph 3(b) shall be conclusive evidence that no adjustment is required in consequence of such action.

(c) If the Company is merged into or consolidated with any other corporation and the Company is not the surviving corporation, or if the Company sells all or substantially all of the Company’s assets to any other corporation, then either:

(i) the Company shall cause provisions to be made for the continuance of the Option after such event or for the substitution for the Option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger, consolidation or if the Optionee had been the holder of record of a number of shares of Common Stock equal to the number of Shares covered by the unexercised portion of the Option immediately prior to such merger, consolidation or sale; or

(ii) the Company shall give to Optionee written notice of the Company’s election not to cause any provision to be made under the preceding clause (i) and, then only in such event the Option shall become exercisable in full (or, at the election of the Optionee, in part) at any time during a period to be designated by the Company, ending not more than one business day prior to the effective date of the merger, consolidation or sale, in which case the Option shall not be exercisable to any extent after the expiration of such period.

Notwithstanding the provisions of this paragraph 3(c), in no event shall the Option be exercisable after the Termination Date.

4. Investment Representation and Legend of Certificates. Optionee acknowledges that, for any period in which a registration statement with respect to the Option and/or Shares under the Securities Act of 1933, as amended (the “Securities Act”), is not effective, Optionee shall hold the Option and will purchase and/or own the Shares for investment purposes only and not for resale or distribution. The Company shall have the right to place upon the face and/or reverse side of any stock certificate or certificates evidencing the Shares such legend as the Committee may prescribe for the purpose of preventing disposition of such Shares in violation of the Securities Act.

5. Non Transferability. The Option shall not be transferable by Optionee, other than by (a) will, the laws of descent or distribution or (b) pursuant to a proceeding under title 11 of the U.S. Bankruptcy Code or similar insolvency proceeding, and is exercisable during the lifetime of Optionee only by Optionee, except as otherwise specifically provided in this Agreement or the Plan. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

6. Certain Rights Not Conferred by Option. Optionee shall not, by virtue of holding the Option, be entitled to any rights of a stockholder in the Company.

7. Expenses. The Company shall pay all original issue and transfer taxes with respect to the issuance of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

8. Exercise of Options.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Option shall become exercisable according to the following schedule, provided that the Optionee is employed by the Company on such dates:

Date of Grant	50,000 shares
1-year anniversary of the Date of Grant	112,500 shares
2-year anniversary of the Date of Grant	112,500 shares
3-year anniversary of the Date of Grant	112,500 shares
4-year anniversary of the Date of Grant	112,500 shares

(b) Notwithstanding the foregoing, upon a termination of the Optionee’s employment without Cause by the Company, additional vesting shall occur as set forth in Section 3(c) of Optionee’s Employment Agreement.

(c) The Option shall be exercisable, in whole or part and from time to time, but subject to the exercise schedule set forth in paragraph 8(a) of this Agreement, by written notice of such exercise, delivered to the President or Secretary of the Company, at the Company’s principal office by personal delivery, against written receipt therefor, or by pre-paid, certified or registered mail, return receipt requested. Such notice shall specify the number of Shares for which the Option is being exercised (which number, if less than all of the Shares then subject to exercise, shall be 100 or an integral multiple thereof) and shall be accompanied by:

(i) payment of the full exercise price for the Shares for which the Option is being exercised; and

(ii) this Agreement.

(c) The form of payment of the Exercise Price for Shares purchased pursuant to each exercise of the Option shall be paid in full at the time of each purchase in one or a combination of the following methods:

(i) cash;

(ii) check (subject to collection);

(iii) in the discretion of the Committee, surrender to the Company of other shares of Common Stock owned by the Optionee which:

(A) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised; and

(B) have been owned of record by Optionee for at least six months;

(iv) in the discretion of the Committee, commencing upon the date on which all of the Shares subject to the Option are exercisable in accordance with the exercise schedule set forth in paragraph 8(a) of this Agreement, by “cashless exercise,” by means of exercising the Option in full and receiving such number of Shares having a Fair Market Value on the date of such cashless exercise equal to the difference between:

(A) the Fair Market Value of the Shares issuable upon exercise of the Option in full on the date of such cashless exercise; and

(B) the exercise price of the Option multiplied by the number of Shares issuable upon exercise of the Option in full; or

(v) in the discretion of the Committee, but, in all cases, subject to applicable law, by:

(A) delivery to the Company of a promissory note containing such terms and conditions determined by the Committee, in the Committee’s sole discretion, but at a rate of interest at least equal to the imputed interest specified under Section 483 or Section 1274, whichever is applicable, of the Code, and secured by the Shares issuable upon exercise of the Option for which the promissory note is being delivered and otherwise in compliance with applicable law (including, without limitation, state corporate law and federal margin requirements);

(B) assignment to the Company of the net proceeds (to the extent necessary to pay such exercise price) to be received from a registered broker upon the sale of the Shares or assignment of the net proceeds (to the extent necessary to pay such exercise price) of a loan from such broker in such amount; or

(C) such other consideration and method of payment for the issuance of stock to the extent permitted under applicable law and satisfying the requirements of Rule 16b-3 promulgated pursuant to the Exchange Act.

(d) No Shares shall be delivered upon exercise of the Option until all laws, rules and regulations that the Committee may, in its sole discretion, deem applicable have been complied with. If a registration statement under the Securities Act is not then in effect with respect to the Shares issuable upon such exercise, the Company may require as a condition precedent that Optionee, upon exercising the Option, deliver to the Company a written representation and undertaking, satisfactory in form and substance to the Committee, that, among other things, Optionee is acquiring the Shares for Optionee’s own account for investment purposes only and not with a view to the distribution thereof.

(e) Optionee shall not be considered a record holder of the Shares so purchased for any purpose until the date on which Optionee is actually recorded as the holder of such Shares in the records of the Company.

9. Continued Employment. Nothing herein shall be deemed to create any employment or consultancy or guaranty of continued employment or consultancy or limit in any way the Company’s right to terminate Optionee’s employment or consultancy at any time.

Tyme Technologies, Inc.

By:
Steven Hoffman,
Chief Executive Officer

OPTIONEE ACKNOWLEDGEMENT

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE EXERCISABILITY OF THE SHARES SUBJECT TO THIS AGREEMENT AND THE OPTION IS EARNED ONLY BY CONTINUING EMPLOYMENT OR CONSULTANCY AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND CONFIRMS THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S OR THE COMPANY’S RIGHT, SUBJECT TO OPTIONEE’S AND THE COMPANY’S RIGHTS UNDER OTHER AGREEMENTS, IF ANY, WITH THE COMPANY, TO TERMINATE EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and certain information related to this Plan and Company and represents that Optionee is familiar with the terms and provisions of the Plan, and hereby accepts the Option subject to all of the terms and provisions of the Plan. Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all of the terms and provisions of the Option and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions rising under the Plan. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Accepted and agreed as of the Date

of Grant as first set forth above:

Name:	Jonathan Eckard
Address:

EXHIBIT B

Form of Release

RELEASE

This Release is delivered by Jonathan Eckard on this __ day of _________, 20__.

DEFINITIONS

A. As used herein, unless otherwise specified, the term “Employer” shall mean Tyme Technologies, Inc.

B. As used herein, unless otherwise specified, the term “Employee” shall mean Jonathan Eckard.

RECITALS

WHEREAS, Employee’s employment ended on ___________, 20__; and

WHEREAS, it is a condition to the Employee’s receipt of certain post-employment benefits (“Conditional Benefits”) under the Employment Agreement, dated as of August 1, 2017 (the “Employment Agreement”), between Employee and Employer that Employee execute this Release.

NOW THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Consideration. Employee acknowledges that the Conditional Benefits are in excess of any earned wages or benefits due and owing Employee, and would not be paid or provided unless Employee executed this Release. Employee acknowledges and agrees that the Conditional Benefits are adequate and independent consideration for Employee executing this Release and releasing any and all claims against Employer and other Released Parties (as defined below).

2. Release of All Claims. In consideration of the above, and the other promises set forth in this Release, Employee fully and forever waives, releases, acquits and discharges Employer and each and every of its subsidiaries and related or affiliated entities (together, the “Entities”), and each of the Entities’ current and former directors, officers, shareholders, members, partners, employees, and attorneys (collectively, the “Released Parties”) from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the date of Employee’s execution of this Release relating to and/or arising out any matter or subject, including but not limited to the Employment Agreement, Employee’s employment with Employer and/or the cessation of Employee’s employment with Employer (collectively, the “Released Claims”). The Released Claims include, but are not limited to, all claims, actions, suits, charges, grievances and/or causes of action for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorney fees, judgments, executions, wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or any other claim or cause of action, which has or could have been alleged under the common law, civil rights statutes, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Rehabilitation Act of 1973, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Workers Adjustment Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the National Labor Relations Act (“NLRA”), the New York State Human Rights Law, the New York City Human Rights Law, the New York State Labor Law, and all other federal, state, local statutes, ordinances, and laws, and every type of relief, (legal, equitable and otherwise) available to Employee. Subject to Section 10 below, Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release. Notwithstanding the foregoing, nothing in this Release shall be construed as releasing Employer from its obligation to pay those amounts due to Employee under Section 5(a) or 5(d) of the Employment Agreement, subject to the terms and conditions thereof, which obligation is not a Released Claim. Nor is this Release intended to release claims arising from facts occurring after Employee executes this Release or that may not be released as a matter of law.

3. Covenant Not to Sue. Employee agrees that neither he nor any person or entity on his behalf shall commence, maintain or prosecute any lawsuit or court complaint against Employer or any of the other Released Parties with respect to any act, omission or other matter that is released by the provisions of the preceding Section. This Section shall not operate to waive any rights that may not legally be waived, nor shall it preclude Employee from bringing an action under this Agreement, and it shall in all respects be subject to Section 10 below. Employee affirms that, as of this date, he has not taken or initiated any Court complaint against any of the Released Parties concerning his separation from the Company and/or any payment, benefit or compensation that he maintains she is owed or otherwise entitled to, and no such action is pending.

4. Confidentiality. To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment and/or cessation of employment with Employer, as well as the terms of this Release; provided however, Employee may discuss the terms of this Release with (a) his spouse, legal representative, and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Paragraph 4 of the Release, and (b) a government agency in connection with a government investigation.

5. Return of Employer’s Property. Employee represents that he has returned to Employer any and all property, records, papers, documents and writings, in whatever form, of Employer in Employee’s possession and/or control, and that he has not retained any copies thereof, in whatever form.

6. Cooperation.

(a) In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving the Employer and related to a Released Claim, Employee shall immediately advise Employer in writing of same.

(b) Employee agrees to cooperate with Employer in any internal investigation, administrative, regulatory, or judicial proceeding or any dispute with a third party. Employee’s cooperation may include being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer pertinent information, and turning over to Employer all relevant documents which are or may come into Employee’s possession. Employee understands that in the event Employer asks for Employee’s cooperation in accordance with this provision, Employer will reimburse him/her for reasonable travel expenses (including lodging and meals) upon submission of receipts acceptable to Employer.

7. ADEA Notice and Acknowledgement. Employee acknowledges that he has carefully read this Release and fully understands its contents. Prior to signing this Release, Employee has been advised in writing hereby and has had an opportunity to consult with his attorney of choice concerning the terms and conditions of this Release with regard to any claim or right Employee may have under the ADEA or otherwise. Employee has been offered at least 21 days to review and consider this Release, and no revisions to this Release, whether material or not, have restarted the running of that period. Employee may voluntarily and knowingly waive this 21 day period, or any part thereof, if he signs this Release prior to the expiration of 21 days. After signing this Release, Employee shall have seven days from the signing date to revoke this Release. This Release shall not be effective (including for purposes under the Employment Agreement) until after the seven-day revocation period has expired without Employee’s revocation. Any revocation must be made in writing and delivered to the Chief Executive Officer of Employer. Until all applicable periods set forth in this Section 7 have expired without revocation, Employer shall not be required to make any payment or provide any benefits to Employee, which payment or benefits are, under the Employment Agreement, contingent upon the signing and delivery to the Company and non-revocation of this Release. By signing this Release, Employee agrees and understands that he is waiving and releasing any and all rights he may have to pursue claims against Employer, from the beginning of time up to the date of his execution of this Release, including, without limitation, all ADEA claims.

8. No Further Payments, Benefits or Rights. Employee acknowledges that, other than the Conditional Benefits, he has received payment in full of all of the compensation,

benefits and/or payments of any kind due to him from Employer and/or any other Released Parties, including all compensation, bonuses, expense reimbursements, payments to or from benefit plans, unused accrued vacation time, personal time, severance, sick pay or any other payment under a plan, program, practice or promise of the Employer or that of any other Released Party. Employee further acknowledges that he is not, and shall not be, entitled to receive from Employer or any other Released Party any payments, benefits or perquisites (whether monetary and non-monetary) other than those expressly described in this Agreement.

9. Governing Law. New York law shall govern this Release, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10. Non-Interference. For clarity, Employer confirms that nothing in this Release – including in the Confidentiality, General Release, and Covenant Not to Sue provisions – is intended to prevent, impede or interfere with Employee’s right, without notice to Employer, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Employee understands that, by signing this Agreement and not revoking it, he has waived her right to recover any money from Employer or any other Released Parties, other than the Conditional Benefits.

11. Successors and Assigns. This Release shall be inure to the benefit of the successors and assigns of Employer.

12. Severability. If any portion of this Release is ruled unenforceable, all remaining portions of this Release shall remain valid.

13. No Reliance; No Waiver. Employee represents that he is not relying on any representation, statement, or promise of Employer or any other party in giving this Release. This Release may not be amended, modified, waived, or terminated except in a writing signed by Employee and an authorized representative of Employer.

14. Headings. The paragraph and section headings in this Release are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO, AND GIVES THIS RELEASE. EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED IN THIS RELEASE AND HAS BEEN AFFORDED SUFFICIENT AND REASONABLE TIME TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE. EMPLOYER ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE WHICH CONTAINS A RELEASE AND WAIVER.

Jonathan Eckard

Date